SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of Earliest Event Reported):  August 29, 1996



                          Xechem International, Inc.
            (Exact name of Registrant as Specified in its Charter)



      Delaware                  0-23788                   22-3284803
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



                       100 Jersey Avenue, Bldg. B, #310
                          New Brunswick, N.J. 08901
                   (Address of Principal Executive Offices)


Registrant's telephone number, including area code:      (908) 247-3300

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Item 5.  Other Events.

      On August 29, 1996, Xechem International, Inc. (the "Company") and its wholly-owned subsidiary, XetaPharm, Inc. ("XetaPharm"), entered into a Memorandum of Understanding (the "MOU") with Petron International, Inc. ("Petron"), wherein Petron agreed to purchase 96 shares of common stock of XetaPharm (48.98% of the shares to be outstanding) for a total of $500,000. The MOU provides that Petron will pay for the XetaPharm shares as follows: $50,000 on or before September 5, 1996; $100,000 on September 30, 1996; $150,000 on October 30, 1996; and $200,000 on November 30, 1996. The Company agreed to make its existing facility and personnel available to XetaPharm at a cost of $25,000 per month for twelve months ending August 31, 1997.

      After each payment, Petron will receive that number of XetaPharm shares for which full payment has been made. The MOU also provides that all current employees of the Company working primarily on XetaPharm matters will become full time XetaPharm employees. XetaPharm's board of directors will be comprised of three persons, Dr. Ramesh Pandey (Chairman), Yogi Sarin and a third person designated by Dr. Pandey and Petron.

      In the MOU, Petron also agreed to purchase 1,250,000 shares of Xechem common stock for a total of $500,000. The MOU provides that Petron will pay for the Company's shares as follows: $50,000 on or before September 5, 1996 and $50,000 on the first day of each of the following nine months.

      After each payment, Petron will receive that number of shares for which full payment has been made. Petron has granted the Company an option to repurchase up to 250,000 of such shares any time before August 29, 1999 at a price of $0.75 per share. The MOU further provides that the Company will use its best efforts to cause Mr. Sarin to be added as a member of its board of directors and to nominate him to a seat on the board of directors at its next annual meeting, provided that Petron is not in default of its obligations under the MOU.

              Petron is a privately held engineering consulting firm, for which there is no publicly available financial information. There can be no assurances that Petron will meet all of its obligations under the MOU.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Xechem International, Inc.


                                    By: /s/ Dr. Ramesh C. Pandey
                                      Dr. Ramesh C. Pandey, President and Chief
                                      Executive Officer




Dated:  September 9, 1996





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